Exhibit 10.20

CORONADO BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 1, 2011 (the “Effective Date”) by and among CORONADO BIOSCIENCES, INC. (the “Company”) and Glenn L. Cooper, M.D. (the “Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. This Agreement supersedes any and all prior and contemporaneous oral or written agreements or arrangements between Executive and the Company, including the Executive’s Consulting Agreement with the Company effective July 15, 2010, which hereafter shall have no further force or effect.

RECITALS

A. The Executive currently serves as the Executive Chairman of the Company’s Board of Directors (the “Board”) in the capacity of a consultant. The Company desires to convert Executive to an employee of the Company, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Title. Executive shall hold the position of Executive Chairman of the Board, subject to the terms and conditions set forth in this Agreement.

1.2 Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3 Duties. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Executive Chairman of the Board.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Board, or any designated committee thereof. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

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1.5 Background/Reference Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. If a background check will be conducted, you will be provided with and must sign a separate background check authorization form.

1.6 Location. Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement from his home in Gilford, New Hampshire, provided, however, that from time to time the Executive may be required to travel temporarily to other locations in connection with the Company’s business.

2.	LOYALTY; NONCOMPETITION; NONSOLICITATION.

2.1 Loyalty. During Executive’s employment by the Company, Executive shall devote the necessary amount of Executive’s business energies, interests, abilities and productive time to achieve the proper and efficient performance of Executive’s duties under this Agreement. The Parties acknowledge and agree that Executive’s service on the boards of directors of Repligen Corporation and Gentium SpA. shall not constitute a breach of this Agreement, provided that such service does not interfere with Executive’s work for the Company as specified herein.

2.2 Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Covenant not to Compete. During the Term and for a period of six (6) months thereafter (the “Restricted Period”), Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use and which materially compete with the products or services of the Company, except with the prior written consent of the Board.

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2.4 Nonsolicitation. During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.5 Acknowledgements. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3.	COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay Executive a base salary at the annualized rate of Three Hundred Thousand Dollars ($300,000.00) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

3.3 Changes to Compensation. Executive’s compensation will be reviewed periodically and the Base Salary may be increased from time to time in the Company’s sole discretion. Executive’s Base Salary also may be reduced in connection with any Company-wide decrease in executive compensation.

3.4 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5 Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s employees.

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3.6 Holidays and Vacation. Executive agrees that he shall not be eligible to accrue paid vacation or to receive paid holidays.

3.7 Benefits. In addition, if you accept this offer, and subject to your continued employment with the Company on each monthly premium payment date, the Company will reimburse you for the monthly COBRA premiums you pay to continue health coverage under your former employer’s health plan for you and your eligible dependents, at the same level of coverage elected as of your separation date from your former employer, based upon your submission of actual bills and proof of payment to your former employer. Reimbursement for your COBRA premiums shall immediately cease upon the earlier of: (a) the date the Company establishes a new group health insurance plan in which you are eligible to participate; or (b) the date your continuation coverage through COBRA ends. If your continuation coverage through COBRA ends prior to the date the Company establishes a new health insurance plan in which you are eligible to participate, and subject to your continued employment with the Company on each monthly payment date, the Company will reimburse you for the reasonable, documented monthly amounts you pay to procure alternative health coverage, up to a maximum of two thousand dollars ($2,000.00) per month, based upon your submission of actual bills and proof of payment for such coverage. Reimbursement for such health care costs shall immediately cease on the date the Company establishes a new group health insurance plan in which you are eligible to participate. All reimbursements made pursuant to this paragraph shall be in the form of fully taxable cash payments, subject to any applicable tax withholding.

4.	TERMINATION.

Executive’s employment with the Company is, and shall all times remain, at will. This means that either the Company or the Executive may terminate the employment relationship at any time and for any reason, or for no reason, with or without cause or prior notice. Upon the termination of the employment relationship for any reason, the Company shall pay Executive any Base Salary owed to Executive, any expense reimbursement amounts owed to Executive, and any accrued and unused vacation benefits earned through the date of termination (up to any accrual cap established by the Company’s vacation policy), at the rates in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligation to Executive, except as otherwise provided by law.

5.	SURVIVAL OF CERTAIN SECTIONS.

Sections 2, 4, 5, 6, 7, 9 through 14, 16, 17 and 19 of this Agreement will survive the termination of this Agreement.

6.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

As a condition of employment Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (“PIIA”).

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7.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any tie, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8.	NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Coronado Biosciences, Inc.

45 Rockefeller Plaza

Suite 2000

New York, NY 10111

If to Executive:

Glenn L. Cooper, M.D.

46 Terrace Hill Road

Gilford, NH 03249

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

9.	CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

10.	INTEGRATION.

This Agreement, including the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

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11.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

12.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

14.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.	REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

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16.	COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

17.	INDEMNIFICATION.

The Company shall defend and indemnify Executive in his capacity as Executive Chairman of the Company to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

18.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

19.	ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

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Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim of right Executive may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CORONADO BIOSCIENCES, INC.

By:	/s/ Bobby W. Sandage
Its:	President and Chief Executive Officer

Dated:	April 23, 2011

EXECUTIVE:

/s/ Glenn L. Cooper
GLENN L. COOPER, M.D.

Dated: March 25, 2011

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